UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 19, 2011

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400
Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2011, POZEN Inc. (the “Company”) and Patheon Pharmaceuticals Inc. (“Patheon”) entered into a Manufacturing Services Agreement (the “Supply Agreement”) and a related Capital Expenditure and Equipment Agreement (the “Capital Agreement”) relating to the manufacture of the Company’s PA32450 product candidate (the “Product”).

Under the terms of the Supply Agreement, Patheon has agreed to manufacture, and the Company has agreed to purchase, a specified percentage of the Company’s requirements of the Product for sale in the United States. The term of the Supply Agreement extends until December 31st of the fourth year after the Company notifies Patheon to begin manufacturing services under the Supply Agreement (the “Initial Term”) and will automatically renew thereafter for periods of two years, unless terminated by either party upon eighteen months’ written notice prior to the expiration of the Initial Term or twelve months’ written notice prior to the expiration of any renewal term.  In addition to usual and customary termination rights which allow each party to terminate the Supply Agreement for material, uncured breaches by the other party, the Company can terminate the Agreement upon thirty (30) days’ prior written notice if a governmental or regulatory authority takes any action or raises any objection that prevents the Company from importing, exporting, purchasing or selling the Product, or if it is determined that the formulation or sale of the Product infringes any patent rights or other intellectual property rights of a third party.  The Company can also terminate the Supply Agreement upon twenty-four (24) months’ prior written notice if it licenses, sells, assigns or otherwise transfers any rights to commercialize the Product in the Territory to a third party.

The Supply Agreement contains general and customary commercial supply terms and conditions, as well as establishing pricing for bulk Product and different configurations of packaged Product, which pricing will be adjusted annually as set forth in the Supply Agreement.

Under the terms of the Capital Agreement, the Company will be responsible for the cost of purchasing certain equipment specific to the manufacture of the Product, the cost of which, based on current volume projections, is expected to be less than $150,000.  If additional equipment and facility modifications are required to meet the Company’s volume demands for Product, the Company may be required to contribute to the cost of such additional equipment and facility modifications, up to a maximum of approximately $2.5 million in the aggregate.

The foregoing is summary of the material terms of the Supply Agreement and Capital Agreement, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Supply Agreement and Capital Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L. Hodges
Name:	William L. Hodges
Title:	Chief Financial Officer

Date:  December 20, 2011